Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT
Hudson Valley Holding Corp.	James J. Landy
21 Scarsdale Road	President & CEO
Yonkers, NY 10707	(914) 771-3230

Stephen R. Brown
Sr. EVP, CFO & Treasurer
(914) 771-3212
HUDSON VALLEY HOLDING CORP ANNOUNCES EARNINGS FOR THE
FOURTH QUARTER AND YEAR OF 2009
Yonkers, NY, February 1, 2010 ... Hudson Valley Holding Corp. (NASDAQ:HUVL), parent of Hudson Valley Bank and New York National Bank, has announced earnings of $5.2 million for the fourth quarter of 2009, compared to $5.5 million for the same period in 2008, and compared to $6.9 million for the third quarter of 2009. Diluted earnings per share totaled $0.34 for the fourth quarter of 2009, compared to $0.45 for the same period in 2008 and compared to $0.58 for the third quarter of 2009. The fourth quarter 2009 results reflected continuation of difficult but moderating credit trends, as compared to the third quarter of 2009, a stable net interest margin and modest loan and core deposit growth.
For the year ended December 31, 2009, net income was $19.0 million compared to $30.9 million for the year ended December 31, 2008. Diluted earnings per share totaled $1.50 for the year ended December 31, 2009 compared to $2.50 for the year ended December 31, 2008.
“2009 has been a challenging year as we dealt with the negative effects of the current economic environment. Considering the economic and financial crisis this past year, we are pleased with our financial results for the quarter and for the full year,” Mr. Landy said. “Our core business continues to perform very well. Deposits grew a robust 18 percent during 2009, as total deposits eclipsed $2 billion for the first time. Our core deposit growth continued during the fourth quarter totaling $29 million.” Mr. Landy stated that new customer acquisitions and enhancements to existing customer relationships remain Hudson Valley’s primary focus and were key factors contributing to the deposit growth. “Customers have shown through their actions that they value Hudson Valley’s brand of community banking.”
“We believe in investing in the future,” Mr. Landy commented. “During the 2009, we opened three new branches, giving us 36 branches throughout the New York metropolitan area. We were also able to recruit banking professionals which enhanced the skills and experience of our existing team.” He went on to say “This type of investment will continue to provide us with future growth of our core business and is a critical element of our long term strategic plan.” Mr. Landy added, “The capital raise we completed during the fourth quarter adds to our financial strength and provides capital to support our continued growth.”
Net income for the three month period ended December 31, 2009 was $5.2 million or $0.34 per diluted share, a decrease of $0.3 million or 5.5 percent compared to $5.5 million or $0.45 per diluted share for the three month period ended December 31, 2008. Net income for the year ended December 31, 2009 was $19.0 million or $1.50 per diluted share, a decrease of $11.9 million or 38.5 percent compared to $30.9 million or $2.50 per diluted share for the year ended December 31, 2008. Per share amounts for the 2008 periods have been adjusted to reflect the effects of the 10% stock dividend issued in December 2009. Net interest income increased slightly for both the three month period and the full year ended December 31, 2009 compared to the same periods in the prior year. Although the Company was able to sustain and grow net interest income, it experienced a significant decline in net income for the year ended December 31, 2009, compared to the prior year. This decline resulted primarily from sharply higher provisions for loan losses, significant charges for impairment of certain investments, significant increase in FDIC deposit insurance premiums, and lower investment advisory fee income. To partially offset these negative impacts on net income, all of which were directly related to the current economic downturn, management eliminated all incentive compensation and bonuses for the banks in 2009.
Total deposits increased $333.3 million during the year ended December 31, 2009. Approximately $101 million of this growth resulted from the transfer of certain money market mutual fund investments of existing customers to interest bearing demand deposits. This transfer was primarily due to the increase in FDIC insurance coverage of certain deposit products which was part of the legislation enacted in response to the current economic crisis. In addition to the above mentioned deposit growth, the Company also experienced significant growth in new customers both in existing branches and new branches added during 2008 and 2009. This growth was partially offset by some declines in balances of existing customers, primarily those customers directly involved in or supported by the real estate industry. Proceeds from deposit growth were used primarily to reduce long term and short term borrowings and to fund loan growth.
Total loans increased $111.1 million during the year ended December 31, 2009 as the Company continued to provide lending availability to new and existing customers. This growth, however, was accompanied by a continued slowdown in payments of certain loans, such as construction loans, whose repayment is often dependent on sales of completed real estate projects, as well as additional increases in delinquent and nonperforming loans in other sectors of the loan portfolio which have also been adversely impacted by the severe economic conditions currently affecting the real estate markets.
The Company’s noninterest income decreased in 2009, primarily as a result of a significant increase in recognized impairment charges related to the Company’s investments in certain pooled trust preferred securities which have been adversely affected by the effects of the current economic downturn in the financial services industry, and decreases in investment advisory fees of its subsidiary A.R. Schmeidler & Co., Inc., a registered investment advisory firm located in Manhattan, New York. Fee income from this source experienced sharp declines beginning in the fourth quarter of 2008 and continued to decline during the first half of 2009 as a result of the effects of significant declines in both domestic and international equity markets. Although there has been recent improvement in the financial markets, continued improvement and the acquisition of new customers will be necessary for this source of noninterest income to return to past levels. At both December 31, 2009 and 2008, A.R. Schmeidler & Co., Inc. had approximately $1.3 billion of assets under management.
Nonperforming assets have increased dramatically in 2009, particularly in the second and fourth quarters, as overall asset quality continued to be adversely affected by the current state of the economy. During the year ended December 31, 2009, the Company has experienced significant increases in delinquent and nonperforming loans and a continuation of the slowdowns in repayments and declines in the loan-to-value ratios on existing loans which began in the second half of 2008. The severity of the economic downturn during 2009 has extended well beyond the sub-prime lending issue, and has resulted in severe declines in the demand for and values of virtually all commercial and residential real estate properties. These declines, together with the present shortage of available residential mortgage financing, have put downward pressure on the overall asset quality of virtually all financial institutions, including the Company. Continuation or worsening of such conditions would have additional significant adverse effects on asset quality in the future.
The 500 basis point reduction of short-term interest rates from September 2007 through December 2008 resulted in a steeper yield curve by late 2008 which continued throughout 2009. However, with interest rates at historical low levels, availability of long-term financing at attractive interest rates has been limited. This has resulted in many financial institutions replacing maturing long-term borrowings with short-term debt. While replacing long-term borrowings with lower cost short-term debt may have a positive impact on net interest income in the near term, this condition presents additional challenges in the ongoing management of interest rate risk to the extent that these borrowings are utilized to fund longer term assets at fixed rates. During 2009, the Company was able to repay maturing long-term borrowings, all of its brokered certificates of deposit and non-customer related short-term borrowings with liquidity provided primarily by core deposit growth and planned utilization of run-off from our investment securities.
As a result of the effects of changes in interest rates, activity in the Company’s core businesses of loans and deposits, an increase in loans as a percentage of total interest earning assets and other asset/liability management activities, tax equivalent basis net interest income was unchanged at $30.0 million for the three month period ended December 31, 2009, compared to same period in the prior year, and increased by $3.7 million or 3.2 percent to $118.4 million for the year ended December 31, 2009, compared to $114.7 million for the same period in the prior year. The effect of the adjustment to a tax equivalent basis was $0.9 million and $4.1 million for the three month period and year ended December 31, 2009, respectively, compared to $1.1 million and $4.6 million for the same periods in the prior year.
Non interest income, excluding net gains and losses on securities transactions and recognized impairment charges on securities available for sale, was $4.0 million for the three month period ended December 31, 2009, a decrease of $0.7 million or 14.9 percent compared to $4.7 million for the same period in the prior year. Non interest income, excluding net gains and losses on securities transactions and recognized impairment charges on securities available for sale, was $15.9 million for the year ended December 31, 2009, a decrease of $4.1 million or 20.5 percent compared to $20.0 million for the prior year. The decreases were primarily due to a reduction in the investment advisory fees of A.R. Schmeidler & Co., Inc. Investment advisory fee income is expected to remain at reduced levels at least in the near term, due to the ongoing difficulties in the global financial markets. Non interest income also included recognized pre-tax impairment charges on securities available for sale of $1.3 million and $5.5 million, respectively, for the three month period and year ended December 31, 2009 and $1.6 million for the year ended December 31, 2008. The 2009 impairment charges were related to the Company’s investments in pooled trust preferred securities. The 2008 impairment charges, all of which occurred prior to the fourth quarter, included a $1.1 million charge related to a pooled trust preferred security and a $0.5 million charge related to the Company’s investment in a mutual fund which was sold in April 2008 without additional loss. The Company has decided to hold its investments in pooled trust preferred securities as it does not believe that the current market quotes for these investments are indicative of their underlying value. The pooled trust preferred securities are primarily backed by various U.S. financial institutions many of which are experiencing severe financial difficulties as a result of the current economic downturn. Continuation of these conditions may result in additional impairment charges on these securities in the future.
Non interest expense was $17.1 million for the three month period ended December 31, 2009, a decrease of $1.1 million or 6.0 percent compared to $18.2 million for the same period in the prior year. Non interest expense was $74.1 million for the year ended December 31, 2009, an increase of $3.0 million or 4.2 percent compared to $71.1 million for the prior year. Increases resulting from the Company’s continued investment in its branch offices, technology and personnel to accommodate growth in loans and deposits, the expansion of services and products available to new and existing customers and the upgrading of certain internal processes were effectively offset by significant other cost saving measures implemented by the Company during 2009. However, overall 2009 noninterest expense increased primarily due to a significant increase in FDIC deposit premiums. These additional premiums were imposed by the FDIC to replenish shortfalls in the FDIC Insurance Fund which has resulted from the current economic crisis.

Additional premium increases and special assessments may continue to be imposed by the FDIC in the future to address potential shortfalls in the overall deposit insurance reserve funds.
In today’s economic and regulatory environment the Office of the Comptroller of the Currency (OCC), which is the primary federal regulator of the Banks, has directed greater scrutiny to banks with higher levels of commercial real estate loans. During the fourth quarter of 2009, the OCC required HVB to maintain, by December 31, 2009, a total risk-based capital ratio of at least 12.0%, a Tier 1 risk-based capital ratio of at least 10.0%, and a Tier 1 leverage ratio of at least 8.0%. These capital levels are in excess of “well capitalized” levels generally applicable to banks under current regulations.
To meet these increased capital ratios and to support future growth, the Company successfully raised a net $93.3 million in an underwritten common stock offering in the fourth quarter of 2009. The Company contributed $44.0 million of this amount to its subsidiary banks, $42.5 million to Hudson Valley Bank and $1.5 million to New York National Bank. As a result of these actions, as of December 31, 2009, the Company, Hudson Valley Bank and New York National Bank exceeded all required regulatory capital levels.
As previously announced we will be holding a yearend earnings conference call Tuesday, February 2, 2010 at 9:30 AM EST — Conference ID 1913097: Domestic (toll free): 1-866-450-8367 or International (toll) +1-412-317-5427.
A replay of the call will be available 1 hour from the close of the conference through February 17, 2010 at 9:00 AM EST Conference Number: 437047: US Toll Free: 1-877-344-7529; International Toll: 1-412-317-0088. Participants will be required to state their name and company upon entering call.
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About Hudson Valley Holding Corp.
Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of two independently owned local banks, Hudson Valley Bank (HVB) and New York National Bank (NYNB). Hudson Valley Bank is a Westchester based bank with more than $2.5 billion in assets, serving the metropolitan area with 33 branches located in Westchester, Rockland, the Bronx, Manhattan, Queens and Brooklyn in New York and Fairfield County and New Haven County, CT. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. NYNB is a Bronx based bank with approximately $140 million in assets serving the local communities of the Bronx and Upper Manhattan with three branches. NYNB provides a full range of financial services to individuals, small businesses and not-for-profit organizations in its local markets. Hudson Valley Holding Corp.’s common stock is traded on NASDAQ Global Select Market under the ticker symbol “HUVL”. Additional information on Hudson Valley Bank and NYNB Bank can be obtained on their respective web-sites at www.hudsonvalleybank.com and www.nynb.com.
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This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from our future results, level of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:
•	a continued or unexpected decline in the economy in the New York Metropolitan area;

•	increases in loan losses or in the level of nonperforming loans;

•	unexpected increases in our allowance for loan losses;

•	our failure to maintain required regulatory capital levels;

•	further declines in value in our investment portfolio;

•	a continued or unexpected decline in real estate values within our market areas;

•	higher than expected FDIC insurance premiums;

•	unexpected changes in interest rates;

•	additional regulatory oversight which may require us to change our business model;

•	the imposition on us of liabilities under federal or state environmental laws;

•	those risk factors identified in our SEC filings, including our Form 10-Q for the quarter ended September 30, 2009.
Forward looking statements speak only as of the date such statements are made. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the three months ended December 31, 2009 and 2008
Dollars in thousands, except per share amounts

	Three Months Ended
	December 31,
	2009	2008
Interest Income:
Loans, including fees	$28,449	$27,608
Securities:
Taxable	3,944	5,868
Exempt from Federal income taxes	1,714	2,116
Federal funds sold	38	7
Deposits in banks	49	71

Total interest income	34,194	35,670

Interest Expense:
Deposits	3,499	4,169
Securities sold under repurchase agreements and other short-term borrowings	62	496
Other borrowings	1,568	2,165

Total interest expense	5,129	6,830

Net Interest Income	29,065	28,840
Provision for loan losses	7,082	7,540

Net interest income after provision for loan losses	21,983	21,300

Non Interest Income:
Service charges	1,541	1,695
Investment advisory fees	2,140	2,315
Recognized impairment charge on securities available for sale (includes $1,776 of total losses less $429 of losses on securities available for sale, recognized in other comprehensive income at December 31, 2009)	(1,347)	—
Other income	332	694

Total non interest income	2,666	4,704

Non Interest Expense:
Salaries and employee benefits	8,919	10,945
Occupancy	2,124	1,997
Professional services	1,167	815
Equipment	1,081	1,090
Business development	497	427
FDIC assessment	937	332
Other operating expenses	2,397	2,621

Total non interest expense	17,122	18,227

Income Before Income Taxes	7,527	7,777
Income Taxes	2,315	2,292

Net Income	$5,212	$5,485

Basic Earnings Per Common Share (1)	$0.35	$0.46
Diluted Earnings Per Common Share (1)	0.34	0.45

(1)	2008 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2009.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the years ended December 31, 2009 and 2008
Dollars in thousands, except per share amounts

	Year Ended
	December 31,
	2009	2008
Interest Income:
Loans, including fees	$110,662	$105,632
Securities:
Taxable	18,077	24,873
Exempt from Federal income taxes	7,659	8,628
Federal funds sold	100	827
Deposits in banks	81	152

Total interest income	136,579	140,112

Interest Expense:
Deposits	14,595	19,035
Securities sold under repurchase agreements and other short-term borrowings	536	2,187
Other borrowings	7,173	8,861

Total interest expense	22,304	30,083

Net Interest Income	114,275	110,029
Provision for loan losses	24,306	11,025

Net interest income after provision for loan losses	89,969	99,004

Non Interest Income:
Service charges	5,914	5,951
Investment advisory fees	7,716	11,181
Recognized impairment charge on securities available for sale (includes $6,684 of total losses less $1,188 of losses on securities available for sale, recognized in other comprehensive income at December 31, 2009)	(5,496)	(1,547)
Realized gain on securities available for sale, net	52	148
Other income	2,308	2,871

Total non interest income	10,494	18,604

Non Interest Expense:
Salaries and employee benefits	38,688	41,857
Occupancy	8,272	7,490
Professional services	4,447	4,295
Equipment	4,354	4,219
Business development	2,032	2,053
FDIC assessment	5,491	893
Other operating expenses	10,857	10,278

Total non interest expense	74,141	71,085

Income Before Income Taxes	26,322	46,523
Income Taxes	7,310	15,646

Net Income	$19,012	$30,877

Basic Earnings Per Common Share (1)	$1.53	$2.58
Diluted Earnings Per Common Share (1)	1.50	2.50

(1)	2008 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2009.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
December 31, 2009 and 2008
In thousands, except per share and share amounts

	December 31,	December 31,
	2009	2008
ASSETS
Cash and due from banks	$166,980	$45,428
Federal funds sold	51,891	6,679
Securities available for sale at estimated fair value (amortized cost of $500,340 in 2009 and $647,279 in 2008)	500,635	642,363
Securities held to maturity at amortized cost (estimated fair value of $22,728 in 2009 and $29,546 in 2008)	21,650	28,992
Federal Home Loan Bank of New York (FHLB) Stock	8,470	20,493
Loans (net of allowance for loan losses of $38,645 in 2009 and $22,537 in 2008)	1,772,645	1,677,611
Accrued interest and other receivables	15,200	16,357
Premises and equipment, net	30,383	30,987
Other real estate owned	9,211	5,467
Deferred income taxes, net	20,957	14,030
Bank owned life insurance	24,458	22,853
Goodwill	23,842	20,942
Other intangible assets	3,276	4,097
Other assets	15,958	4,591

TOTAL ASSETS	$2,665,556	$2,540,890

LIABILITIES
Deposits:
Non interest-bearing	$686,856	$647,828
Interest-bearing	1,485,759	1,191,498

Total deposits	2,172,615	1,839,326
Securities sold under repurchase agreements and other short-term borrowings	53,121	269,585
Other borrowings	123,782	196,813
Accrued interest and other liabilities	22,360	27,665

TOTAL LIABILITIES	2,371,878	2,333,389

STOCKHOLDERS’ EQUITY
Common stock, $0.20 par value; authorized 25,000,000 shares; outstanding 16,016,738 and 10,556,554 shares in 2009 and 2008, respectively	3,463	2,367
Additional paid-in capital	346,297	250,129
Retained earnings	2,294	2,084
Accumulated other comprehensive income (loss), net	(812)	(5,144)
Treasury stock, at cost; 1,299,414 and 964,763 shares in 2009 and 2008, respectively	(57,564)	(41,935)

Total stockholders’ equity	293,678	207,501

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,665,556	$2,540,890

Average Balances and Interest Rates
     The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the three month periods ended December 31, 2009 and 2008, as well as total interest and corresponding yields and rates.

	(Dollars in thousands)
	Three Months Ended December 31,
	2009			2008
	Average		Yield/	Average		Yield/
(Unaudited)	Balance	Interest(3)	Rate	Balance	Interest(3)	Rate

ASSETS
Interest earning assets:
Deposits in Banks	$91,304	$49	0.21%	$6,063	$71	4.68%
Federal funds sold	73,728	38	0.21%	5,609	7	0.50%
Securities:(1)
Taxable	371,241	3,944	4.25%	491,752	5,868	4.77%
Exempt from federal income taxes	167,907	2,637	6.28%	205,415	3,256	6.34%
Loans, net(2)	1,782,007	28,449	6.39%	1,640,207	27,608	6.73%

Total interest earning assets	2,486,187	35,117	5.65%	2,349,046	36,810	6.27%

Non interest earning assets:
Cash & due from banks	43,355			49,571
Other assets	120,187			114,542

Total non interest earning assets	163,542			164,113

Total assets	$2,649,729			$2,513,159

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$864,688	$2,314	1.07%	$634,693	$2,272	1.43%
Savings	108,782	142	0.52%	98,755	163	0.66%
Time	222,687	763	1.37%	293,707	1,567	2.13%
Checking with interest	279,797	280	0.40%	139,851	167	0.48%
Securities sold under repo & other s/t borrowings	53,085	62	0.47%	240,928	496	0.82%
Other borrowings	122,067	1,568	5.14%	196,819	2,165	4.40%

Total interest bearing liabilities	1,651,106	5,129	1.24%	1,604,753	6,830	1.70%

Non interest bearing liabilities:
Demand deposits	708,710			656,641
Other liabilities	25,238			37,006

Total non interest bearing liabilities	733,948			693,647

Stockholders’ equity(1)	264,675			214,759

Total liabilities and stockholders’ equity	$2,649,729			$2,513,159

Net interest earnings		$29,988			$29,980

Net yield on interest earning assets			4.82%			5.11%

(1)	Excludes unrealized gains (losses) on securities available for sale.

(2)	Includes loans classified as non-accrual.

(3)	The data contained in the table has been adjusted to a tax equivalent basis, based on the Company’s federal statutory rate of 35 percent. Effects of adjustments to a tax equivalent basis were increases of $923 and $1,140 for the three month periods ended December 31, 2009 and December 31, 2008, respectively.

     The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the years ended December 31, 2009 and 2008, as well as total interest and corresponding yields and rates.

	(Dollars in thousands)
	Year Ended December 31,
	2009			2008
	Average		Yield/	Average		Yield/
(Unaudited)	Balance	Interest(3)	Rate	Balance	Interest(3)	Rate

ASSETS
Interest earning assets:
Deposits in Banks	$35,508	$81	0.23%	$5,362	$152	2.83%
Federal funds sold	43,910	100	0.23%	24,899	827	3.32%
Securities:(1)
Taxable	413,781	18,077	4.37%	507,943	24,873	4.90%
Exempt from federal income taxes	184,772	11,783	6.38%	208,730	13,274	6.36%
Loans, net(2)	1,739,421	110,662	6.35%	1,483,196	105,632	7.12%

Total interest earning assets	2,417,392	140,703	5.82%	2,230,130	144,758	6.49%

Non interest earning assets:
Cash & due from banks	43,197			49,786
Other assets	118,118			105,478

Total non interest earning assets	161,315			155,264

Total assets	$2,578,707			$2,385,394

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$787,347	$9,145	1.16%	$642,784	$10,498	1.63%
Savings	101,846	503	0.49%	95,296	708	0.74%
Time	263,065	3,899	1.48%	263,506	6,757	2.56%
Checking with interest	250,314	1,048	0.42%	149,793	1,072	0.72%
Securities sold under repo & other s/t borrowings	101,818	536	0.53%	161,749	2,187	1.35%
Other borrowings	153,799	7,173	4.66%	201,687	8,861	4.39%

Total interest bearing liabilities	1,658,189	22,304	1.35%	1,514,815	30,083	1.99%

Non interest bearing liabilities:
Demand deposits	675,953			625,630
Other liabilities	28,049			32,797

Total non interest bearing liabilities	704,002			658,427

Stockholders’ equity(1)	216,516			212,152

Total liabilities and stockholders’ equity	$2,578,707			$2,385,394

Net interest earnings		$118,399			$114,675

Net yield on interest earning assets			4.90%			5.14%

(1)	Excludes unrealized gains (losses) on securities available for sale.

(2)	Includes loans classified as non-accrual.

(3)	The data contained in the table has been adjusted to a tax equivalent basis, based on the Company’s federal statutory rate of 35 percent. Effects of adjustments to a tax equivalent basis were increases of $4,124 and $4,646 for the years ended December 31, 2009 and December 30, 2008, respectively.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
Non-GAAP disclosures

	Three months ended		Year ended
	December 31		December 31
	2009	2008	2009	2008

Total interest earning assets:
As reported	$2,489,933	$2,335,381	$2,418,855	$2,225,320
Unrealized gain (loss) on securities available-for-sale (1)	3,746	(13,665)	1,463	(4,810)

Adjusted total interest earning assets	$2,486,187	$2,349,046	$2,417,392	$2,230,130

Net interest earnings:
As reported	$29,065	$28,840	$114,275	$110,029
Adjustment to tax equivalency basis (2)	923	1,140	4,124	4,646

Adjusted net interest earnings	$29,988	$29,980	$118,399	$114,675

Net yield on interest earning assets:
As reported	4.67%	4.94%	4.72%	4.94%
Effects of (1) and (2) above	0.16%	0.17%	0.17%	0.20%

Adjusted net interest earnings	4.82%	5.11%	4.90%	5.14%

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Financial Highlights (Unaudited)
Fourth Quarter 2009
(Dollars in thousands, except per share amounts)

	Year end	Year end	3 mos end	3 mos end
	Dec 31	Dec 31	Dec 31	Dec 31
	2009	2008	2009	2008

Earnings:
Net Interest Income	$114,275	$110,029	$29,065	$28,840
Non Interest Income	$10,494	$18,604	$2,666	$4,704
Non Interest Expense	$74,141	$71,085	$17,122	$18,227
Net Income	$19,012	$30,877	$5,212	$5,485
Net Interest Margin	4.73%	4.93%	4.68%	4.91%
Net Interest Margin (FTE)	4.90%	5.14%	4.82%	5.11%

Diluted Earnings Per Share (1)	$1.50	$2.50	$0.34	$0.45
Dividends Per Share (1)	$1.26	$1.65	$0.21	$0.42
Return on Average Equity	8.7%	14.8%	7.8%	10.6%
Return on Average Assets	0.7%	1.3%	0.8%	0.9%

Average Balances:
Average Assets	$2,580,170	$2,380,584	$2,653,475	$2,499,494
Average Net Loans	$1,739,421	$1,483,196	$1,782,007	$1,640,207
Average Investments	$598,553	$716,673	$539,148	$697,167
Average Interest Earning Assets	$2,418,855	$2,225,320	$2,489,933	$2,335,381
Average Deposits	$2,078,525	$1,777,009	$2,184,664	$1,823,647
Average Borrowings	$255,617	$363,436	$175,152	$437,747
Average Interest Bearing Liabilities	$1,658,189	$1,514,815	$1,651,106	$1,604,753
Average Stockholders’ Equity	$217,505	$209,197	$267,054	$206,518

Asset Quality — During Period:
Provision for loan losses	$24,306	$11,025	$7,082	$7,540
Net Charge offs	$8,199	$5,855	$3,283	$2,255
Annualized Net Charge offs / Average Net Loans	0.47%	0.39%	0.74%	0.55%

(1)	2008 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2009.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Financial Data (Unaudited)
Fourth Quarter 2009
(Dollars in thousands except per share amounts)

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
Selected Balance Sheet Data	2009	2009	2009	2009	2008

Period End Balances:
Total Assets	$2,665,556	$2,578,790	$2,562,048	$2,546,200	$2,540,890
Total Investments	$522,285	$548,123	$520,102	$629,153	$671,355
Net Loans	$1,772,645	$1,750,917	$1,746,190	$1,715,856	$1,677,611
Goodwill and Other Intangible Assets	$27,118	$24,414	$24,620	$24,825	$25,039
Total Deposits	$2,172,615	$2,169,811	$2,135,247	$2,059,615	$1,839,326
Total Stockholders’ Equity	$293,678	$200,718	$194,751	$199,374	$207,501
Common Shares Outstanding (1)	16,016,738	11,612,209	11,628,628	11,660,276	11,958,770
Book Value Per Share (1)	$18.34	$17.29	$16.75	$17.10	$17.35

Tier 1 Leverage Ratio	10.2%	6.9%	6.8%	6.9%	7.5%
Tier 1 Risk Based Capital Ratio	13.9%	9.2%	9.0%	9.3%	10.1%
Total Risk Based Capital Ratio	15.2%	10.5%	10.2%	10.6%	11.3%

Loan Categories:
Commercial Real Estate	$783,597	$745,406	$731,927	$676,263	$642,923
Construction	255,660	261,827	274,039	266,983	254,837
Residential	454,532	454,326	453,182	434,516	409,431
Commercial and Industrial	274,860	282,513	279,400	328,462	358,076
Individuals	26,970	26,824	25,887	18,775	21,536
Lease Financing	20,810	19,800	20,660	19,963	18,461

Total Loans	$1,816,429	$1,790,696	$1,785,095	$1,744,962	$1,705,264

Asset Quality — Period End:
Allowance for Loan Losses	$38,645	$34,845	$34,177	$24,199	$22,537
Nonaccrual Loans	$50,590	$39,872	$41,308	$27,859	$11,284
Loans 90 Days or More Past Due Accruing	$6,941	$20,878	$11,039	$5,885	$7,019
Other Real Estate Owned	$9,211	$5,063	$7,188	$5,455	$5,467
Allowance / Total Loans	2.13%	1.95%	1.91%	1.39%	1.32%
Nonaccrual / Total Loans	2.79%	2.23%	2.31%	1.60%	0.66%
Nonaccrual + 90 Day Past Due / Total Loans	3.17%	3.39%	2.93%	1.93%	1.07%
Nonaccrual + OREO / Total Assets	2.24%	1.74%	1.89%	1.31%	0.66%

	3 mos end	3 mos end	3 mos end	3 mos end	3 mos end
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
Selected Income Statement Data	2009	2009	2009	2009	2008

Interest Income	$34,194	$33,839	$33,910	$34,636	$35,670
Interest Expense	5,129	5,193	5,731	6,251	6,830

Net Interest Income	29,065	28,646	28,179	28,385	28,840
Provision for Loan Losses	7,082	2,732	11,527	2,965	7,540
Non Interest Income	2,666	3,341	1,837	2,650	4,704
Non Interest Expense	17,122	18,931	19,639	18,449	18,227

Income Before Income Taxes	7,527	10,324	(1,150)	9,621	7,777
Income Taxes	2,315	3,426	(1,460)	3,029	2,292

Net Income	$5,212	$6,898	$310	$6,592	$5,485

Diluted Earnings Per Share (1)	$0.34	$0.58	$0.03	$0.55	$0.45

(1)	Share and per share amounts for September 2009, June 2009, March 2009 and December 2008 have been restated to reflect the effects of the 10% stock dividend issued in December 2009.